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Exhibit 5.1

[KIRKLAND & ELLIS LLP LETTERHEAD]

        June 8, 2005

Navistar International Corporation
4201 Winfield Road
Warrenville, Illinois 60555

  Re:
  Registration Statement on Form S-4, Registration No. 333-125424

Ladies and Gentlemen:

        We are issuing this opinion letter in our capacity as special legal counsel to Navistar International Corporation, a Delaware corporation (the "Issuer"), and International Truck & Engine Corporation, a Delaware corporation (the "Guarantor") and together with the Issuer, the "Registrants"), in connection with the proposed registration by the Registrants of $400,000,000 in aggregate principal amount of the Issuer's 6 1/4% Senior Notes due 2012, Series B (the "Exchange Notes") pursuant to a Registration Statement on Form S-4 (Registration No. 333-125424) originally filed with the Securities and Exchange Commission (the "Commission") on June 1, 2005, under the Securities Act of 1933, as amended (the "Securities Act"). Such Registration Statement, as amended or supplemented, is hereinafter referred to as the "Registration Statement." The obligations of the Issuer under the Exchange Notes will be guaranteed by the Guarantor (the "Guarantee"). The Exchange Notes and the Guarantee are to be issued pursuant to the Indenture (as amended and supplemented from time to time, the "Indenture"), dated as of March 2, 2005 by and among the Issuer, the Guarantor and The Bank of New York Trust Company, N.A., as trustee. The Exchange Notes and the Guarantee are to be issued in exchange for and in replacement of the Issuer's 6 1/4% Senior Notes due 2012 (the "Old Notes"), of which $400,000,000 in aggregate principal amount is outstanding.

        In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the Restated Certificate of Incorporation and Bylaws (as amended) of each of the Registrants, (ii) minutes and records of the corporate proceedings of each of the Registrants with respect to the issuance of the Exchange Notes and the Guarantee, (iii) the Indenture, (iv) the Exchange and Registration Rights Agreement, dated as of March 2, 2005, among the Registrants, Banc of America Securities LLC, Citigroup Global Markets Inc., J.P. Morgan Securities Inc., Credit Suisse First Boston LLC, Scotia Capital (USA) Inc., BNY Capital Markets, Inc. and RBC Capital Markets Corporation, (v) the Registration Statement, (vi) the forms of Exchange Notes and Guarantees and (vii) such other records, certificates and documents as we have deemed necessary or appropriate in order to deliver the opinions set forth herein.

        For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Registrants, and the due authorization, execution and delivery of all documents by the parties thereto other than the Registrants. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Registrants and others.

        Our opinions expressed below are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors' rights generally, (ii) general principals of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) public policy considerations which may limit the rights of parties to obtain certain remedies, and (iv) any laws except the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware case law decided thereunder and the federal laws of the United States.

        Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that when (i) the Registration Statement becomes effective, (ii) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and (iii) the Exchange Notes and the Guarantee (in the forms examined by us) have been duly executed and authenticated in accordance with the provisions of the Indenture and duly delivered to the holders thereof in exchange for the Old Notes, the Exchange Notes and the Guarantee (in the forms examined by us) will be validly issued and binding obligations of the Issuer and the Guarantor, respectively.

        We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of the rules and regulations of the Commission.

        This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws of the State of New York or Delaware or the federal law of the United States be changed by legislative action, judicial decision or otherwise at any time following the effective time of the Registration Statement.

Very truly yours,
/s/ Kirkland & Ellis LLP
Kirkland & Ellis LLP

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  Exhibit 5.1